Exhibit 5.1

[Nu Skin Enterprises, Inc. Letterhead]

February 11, 2021

Nu Skin Enterprises, Inc.
75 West Center Street
Provo, UT 84601

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Assistant General Counsel and Corporate Secretary at Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”).  This opinion is being rendered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $60,000,000 in deferred compensation obligations (the “Obligations”) of the Company under the Nu Skin Enterprises, Inc. Deferred Compensation Plan, as amended and restated from time to time (the “Plan”).

In rendering the opinion expressed below, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed relevant or necessary for purposes of this opinion.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  In addition, I have assumed and not verified the accuracy as to factual matters of each document that I have reviewed.

Based on the foregoing, and subject to the further qualifications, assumptions and limitations stated herein, it is my opinion that the Obligations, when issued in accordance with the terms of the Plan, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms.

My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the laws of the State of Utah, as currently in effect. I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue the Obligations in accordance with the Plan will be in full force and effect at all times at which such Obligations are issued, and the Company will take no action inconsistent with such resolutions. The opinion set forth above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.  In rendering the opinion above, I have assumed that the Plan is and will be administered in accordance with its terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Sincerely,

/s/ Gregory S. Belliston

Gregory S. Belliston, Esq.